Exhibit 10.3

SHARE PLUS FEDERAL BANK

PHANTOM STOCK PLAN

1. Purpose of Plan. The purpose of the Share Plus Federal Bank Phantom Stock Plan is to have Participants become more aware of the measures that will lead to the creation of maximum value for Share Plus Federal Bank as measured by increases in Net Worth and to provide the Participants with the opportunity to realize significant benefits commensurate with performance and value creation. Rewards shall be based on the award of Phantom Stock Units and the increase in their hypothetical value.

2. Definitions. The following definitions are applicable to the Plan:

Award shall mean the grant of Phantom Stock Units to a Participant.

Award Agreement shall mean the written agreement entered into between the Bank, on the one hand, and a Participant, on the other hand, with respect to the grant of an Award. A separate Award Agreement shall be entered into with respect to each Award setting forth the Grant Date of the Award, the number of Phantom Stock Units represented by the Award and the Grant Price.

Award Settlement Date shall mean the earliest of the first day of the calendar month next following (1) five years after the Grant Date, (2) the expiration of six months after the Participant’s Pre-Retirement Termination of Service, or (3) a Change in Control.

Bank shall mean Share Plus Federal Bank, and any successor to all or substantially all of the Bank’s assets or business.

Board shall mean the board of directors of the Bank.

Change in Control shall mean the occurrence of any of the following events: (1) a “change in the ownership of the Bank”, (2) a “change in the effective control of the Bank”, or (3) a “change in the ownership of a substantial portion of the Bank’s assets”, as such phrases are defined in Section 409A. The preceding sentence shall be applied using the least restrictive interpretation of each applicable Change in Control Event under Section 409A. It is intended that the consummation of an equity capital raise in connection with or following a standard conversion of the Bank to a stock institution (whether or not through a holding company format) or in connection with or following a mutual holding company reorganization shall, to the extent permitted by Section 409A, constitute a Change in Control.

Code shall mean the Internal Revenue Code of 1986, as amended.

Committee shall mean the Board or such Committee as the Board shall appoint to administer the Plan.

Continuous Service shall mean the absence of any interruption in service or Pre-Retirement Termination of Service as an Employee or Eligible Director. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank. The determination of the length of a Participant’s Continuous Service shall be determined by the Committee in its sole discretion and shall be binding on all persons.

Disability shall mean the Participant is unable to engage in any substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The determination of whether a Participant has a Disability shall be determined by the Committee in its sole discretion.

Eligible Director shall mean a member of the Board who is not and has not been an employee or officer of the Bank or any of its subsidiaries.

Employee shall mean a person who is a key employee of the Bank as determined by the Committee.

Final Valuation Date shall mean the Valuation Date immediately preceding the Award Settlement Date.

Grant Date shall mean the date on which an Award is granted to the Participant by the Committee.

Grant Price shall mean for each Phantom Stock Unit .00008% of the Net Worth as of the Valuation Date immediately preceding the Grant Date.

Net Worth shall mean the consolidated net worth of the Bank and its subsidiaries as stated in its audited financial statements if the Valuation Date is the last day of the fiscal year of the Bank or as stated in its monthly unaudited financial statements on any other Valuation Date. Net Worth shall be determined excluding (1) all contributions to the capital of the Bank and its subsidiaries, (2) FAS 115 adjustments and (3) any extraordinary or nonrecurring items as the Committee determines in its discretion to be appropriate.

Net Worth Appreciation or Depreciation shall mean the increase or decrease in Net Worth.

Participant shall mean an Employee or Eligible Director who is selected by the Committee to participate in the Plan, (2) is granted an Award and (3) enters into an Award Agreement with the Bank with respect to the Award.

Phantom Stock Account shall mean the separate account established and maintained pursuant to Section 7 hereof for a Participant with respect to each Award.

Phantom Stock Benefit shall mean at any time the excess of the hypothetical value of the Phantom Stock Units allocated to a Participant’s Phantom Stock Account as of the most recent Valuation Date, if any, over the Grant Price of such Phantom Stock Units multiplied by the Vested Percentage Interest. The Phantom Stock Benefit shall be determined separately with respect to each separate Award that is granted under the Plan.

Phantom Stock Units shall mean the hypothetical measurement units awarded under the Plan.

Plan shall mean this Share Plus Federal Bank Phantom Stock Plan, as in effect from time to time.

Pre-Retirement Termination of Service shall mean a Participant’s “separation from service” (as that phrase is defined in Section 409A) with the Bank prior to attaining age 65.

Section 409A shall mean Section 409A of the Code.

Termination for Cause shall mean a Pre-Retirement Termination of Service by the Bank on account of a Participant’s (1) gross negligence in the performance of duties or gross neglect of duties; (2) commission of a misdemeanor involving moral turpitude or a felony; or (3) fraud, disloyalty or willful violation of any law.

Valuation Date shall mean the last day of the calendar month immediately preceding each of the Grant Date and the Award Settlement Date and the last day of the fiscal year of the Bank.

Vested Percentage Interest shall mean the portion of a Participant’s Phantom Stock Account that is vested at any time.

Year of Service shall mean with respect to each Award, a 12-month period of Continuous Service with the Bank, commencing with the Participant’s Grant Date with respect to that Award.

3. Administration. The Plan shall be administered by the Committee. The members of the Committee shall be appointed, removed and/or substituted from time to time by the Board. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (a) select Participants; (b) determine the individual Awards granted under the Plan; (c) determine the terms and conditions upon which Awards shall be granted under the Plan; (d) prescribe the form and terms of Award Agreements; (e) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, and (f) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee. Members of the Committee may participate under the Plan. Any individual serving on the Committee who is a Participant in the Plan shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by the Bank, a Participant, the Board, or a professional advisor to the Bank or the Board. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with legal counsel who may be legal counsel to the Bank.

4. Aggregate Phantom Stock Units Outstanding. The maximum number of Phantom Stock Units that may be outstanding under the Plan at any time shall not exceed 100,000. Phantom Stock Units shall be granted at such times and shall be subject to such terms and conditions as set forth in the Award Agreements.

5. Participation. The Committee may select Employees and Eligible Directors from time to time to become Participants in the Plan. As a condition of participation, the Participant shall enter into an Award Agreement with the Bank relating to the grant of an Award to the Participant. Employees and Eligible Directors approved for participation will be notified of their selection as soon after approval as practicable.

6. Award of Phantom Stock Units. The number of Phantom Stock Units to be awarded to a Participant shall be determined by the Committee as of the Grant Date. More than one Award may be made to a Participant. Phantom Stock Units, when granted, shall evidence the right of a Participant to receive the Phantom Stock Benefit with respect thereto (i.e., the Vested Percentage Interest of the corresponding Phantom Stock Account), subject to the terms and conditions of the Plan and the Participant’s Agreement.

7. Phantom Stock Accounts. Phantom Stock Units granted to a Participant shall on the Grant Date be credited to a Phantom Stock Account established and maintained for the Participant. A separate Phantom Stock Account will be established for each Award. Thus, a Participant may have multiple Phantom Stock Accounts. Each Phantom Stock Account shall be the record of Phantom Stock Units granted to a Participant on each Grant Date for accounting purposes only, and shall not constitute a segregation of assets of the Bank. Phantom Stock Accounts of a Participant shall be valued by the Committee, in the manner provided for herein, as of the Valuation Date immediately preceding the Grant Date (i.e., to determine the Grant Price) and on each Valuation Date thereafter to reflect changes in the hypothetical value of the Phantom Stock Account.

8. Adjustments in Phantom Stock Accounts. As soon as practicable after each Valuation Date following the Grant Date, the Committee shall review the applicable consolidated financial statements of the Bank and its subsidiaries to determine the Net Worth Appreciation or Depreciation since the previous Valuation Date. Each Phantom Stock Account shall then be adjusted by multiplying the hypothetical value of the Phantom Stock Account since the last Valuation Date by a factor equal to one (1) plus or minus the percentage Net Worth Appreciation or Depreciation since the last Valuation Date. No Net Worth Appreciation or Depreciation shall be credited or debited to a Participant’s Phantom Stock Account after the Final Valuation Date.

9. Vested Percentage Interest. Except as otherwise provided in a Participant’s Award Agreement, a Participant’s Vested Percentage Interest in his (or his applicable) Phantom Stock Account shall be determined by the applicable percentage below determined by reference to the Participant’s Years of Service relating thereto:

Years of Service after Grant Date	Vested Interest
1	33%
2	66%
3 or more	100%

Notwithstanding the foregoing, a Participant’s Vested Interest in his (or his applicable) Phantom Stock Account shall be (a) 0% if he experiences a Termination for Cause and (b) 100% vested upon (i) his attainment of age 65 prior to a separation of service, (ii) the Participant experiencing a Pre-Retirement Termination of Employment due to death or Disability, (iii) upon a Change in Control prior to or simultaneously with his Pre-Retirement Termination of Employment, or (iv) upon such other circumstances as described in the Participant’s Award Agreement. In the event a Participant ceases Continuous Service for any reason, except as otherwise provided herein, the unvested portion of his (or his applicable) Phantom Stock Account shall be forfeited.

10. Regulatory Restrictions. The obligations of the Bank to a Participant under the Plan are subject to the following restrictions:

(a)	Temporary Suspension or Prohibition. If the Participant is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. §1818(e)(3) and (g)(1), the Bank’s obligations to such Participant under the Plan shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion reinstate in whole or in part any of its obligations which were suspended.

(b)	Permanent Suspension or Prohibition. If the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank to such Participant under the Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)	Default. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank to Participants and their estates under the Plan shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(d)	Termination by Regulators. All obligations of the Bank to Participants and their estates under the Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (the “OTS Director”) or his designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the OTS Director or his designee, at the time the OTS Director or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OTS Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

(e)	Other Regulatory Restrictions on Payment. Notwithstanding anything herein to the contrary, (1) any payments made by the Bank under the Plan shall be subject to and conditioned upon compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder and (2) payments contemplated to be made by the Bank under the Plan shall not be immediately payable to the extent such payments are barred or prohibited by an action or order issued by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation.

11. Payment of Phantom Stock Benefit. Subject to the provisions of Section 10 above and Section 12 below, upon a Participant’s Award Settlement Date, the Participant shall be entitled to receive from the Bank an amount equal to his (or his applicable) Phantom Stock Benefit determined as of the Final Valuation Date. Payment shall be made in a cash lump sum. The Phantom Stock Benefit shall not accrue interest or be subject to earnings, losses or other adjustments after the Final Valuation Date.

12. Limitation on Distribution to Covered Employees. Notwithstanding any other provision of the Plan, in the event that the Participant is a “covered employee” as defined in Section 162(m)(3) of the Code, or would be a covered employee if the Participant’s (or his applicable) Phantom Stock Benefit was distributed in accordance with the provisions of Section 11, then the maximum amount which may be distributed to the Participant pursuant to Section 11 during a tax year of the Bank shall not exceed One Million Dollars ($1,000,000) less the amount of compensation paid or to be paid by the Bank and its affiliates to the Participant in such tax year which is not “performance-based” (as defined in Code Section 162(m)(4)(C)). The amount of compensation which is not “performance-based” shall be reasonably determined by the Bank at the time of the proposed distribution. Any amount which is not distributed to the Participant in a tax year of the Bank as a result of the limitation set forth in this Section 12 shall be distributed to the Participant as soon as possible after the Bank reasonably anticipates that the deduction of the payment will not be limited by Code Section 162(m). The provisions of this Section 12 shall not apply if the Compensation Committee of the Board, upon consultation with legal counsel, determines that the restrictions of Code Section 162(m) do not apply to the limit the deductibility of payments made under the Plan (or otherwise by the Bank and/or its affiliates) to the Participant. The limitation set forth in this Section 12 shall be applied taking into account the requirements of Section 409A.

13. Assignments and Transfers. No right or interest of any Participant in the Plan will be assignable or transferable or subject to any lien or encumbrance, whether directly or indirectly, by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy except, in the event of the death of a Participant, to his estate.

14. Rights Under the Plan. No Employee or Eligible Director shall have a right to be selected as a Participant, and no Employee, Eligible Director or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Bank.

15. Withholding Tax. The Bank shall have the right to deduct from all amounts paid under the Plan any taxes required by law to be withheld with respect to such payments.

16. Amendment or Termination. The Bank shall have the right to modify, amend or terminate the Plan by action of the Board. However, no modification, amendment or termination shall adversely affect the then Vested Percentage Interest of any Participant in his (or his applicable) Phantom Stock Benefit. Notwithstanding the foregoing, the ability of the Bank to amend or terminate the Plan and distribute benefits in accordance with such amendment or termination shall be subject to and limited by Section 409A. Accordingly, unless Section 409A provides otherwise, the Plan may be terminated only if: (a) all arrangements sponsored by the Bank that are required to be aggregated with this Plan under Section 409A are also terminated; (b) no payments other than payments that would be payable under the terms of the Plan or an aggregated plan if the termination had not occurred are made within 12 months of the termination of the Plan and the related arrangements; (c) all payments are made within 24 months of the termination of the Plan and related arrangements; and (d) the Bank does not adopt a new arrangement that would be required to be aggregated with this Plan under Section 409A if the same Participant participated in both arrangements, within five years of the termination of the Plan.

18. Estate as Beneficiary. In the event of the death of a Participant, any benefits remaining to be paid under the Plan to such Participant shall be paid to the Participant’s estate in the same manner as such payments would have been paid to the Participant.

19. No Funding. Nothing contained in the Plan and no action taken hereunder will create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and any Participant or any other person. Amounts due under the Plan at any time and from time to time will be paid from the general funds of the Bank, whichever is applicable. To the extent that any person acquires a right to receive payments hereunder, such right shall be that of an unsecured general creditor of the Bank.

20. Indemnification of Committee. No member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Awards made hereunder; and the members of the Committee shall be entitled to indemnification and reimbursement by the Bank in respect of any claim, loss, damage, or expenses (including counsel fees) arising therefrom to the full extent permitted by law or regulation, and under any directors’ and officers’ liability or similar insurance coverage that may be in effect from time to time.

21. Binding Effect. The Plan shall inure to the benefit of the Participants hereunder and their respective estates and legal representatives, and it shall be binding on the successors of the Bank.

22. Expenses of the Plan. The expenses of administering the Plan will be borne by the Bank.

23. Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Texas, except to the extent that such laws are preempted by Federal law.

24. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be co as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

The Bank has signed the Plan as of March 29th, 2008.

SHARE PLUS FEDERAL BANK

By:
Title:

9